Exhibit 4.16

CONFIDENTIAL

FIRST AMENDMENT TO

THE AMENDED AND RESTATED EXCLUSIVE LICENSE AND COLLABORATION AGREEMENT

This First Amendment (this “Amendment”) to the Amended and Restated Exclusive License and Collaboration Agreement, effective as of October 8, 2013 and made by and between

(1)                       Lilly (Shanghai) Management Company Limited (formerly Eli Lilly Trading (Shanghai) Company Limited), a limited liability company duly organized and existing under the laws of People’s Republic of China, with its registered address at Room 1903A, 19 Floor, International Commercial & Trade Building, Xinling Road 118, Waigaoqiao Free Trade Zone, Shanghai, PRC (“Lilly”);

(2)                       Hutchison MediPharma Limited, a company organized under the laws of the People’s Republic of China, having a place of business at Building 4, 720 Cai Lun Road, ZJ Hi-Tech Park, Shanghai, PRC (“Hutchison”); and

(3)                       Hutchison China MediTech Limited, a company organized under the laws of the Cayman Islands, with its principal offices at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Hutchison Guarantor”)

(the “Agreement”) is made effective as of December 18, 2018 (the “Amendment Effective Date”).

Recitals

WHEREAS, the Parties have entered into the Agreement, pursuant to which Hutchison has granted an exclusive license to Lilly under the Hutchison Know-How, Hutchison Patents and Regulatory Approvals that are necessary or useful to Commercialize the Products in the Field in the Territory and the Parties have implemented a Development Plan.

WHEREAS, the Parties have agreed that Hutchison will be responsible for all Development costs for Products being Developed for any Life Cycle Planning Indication, and that Hutchison will take on responsibility for P&D Services of Products in a subset of the Territory subject to terms below in the Amendment.

WHEREAS, the Parties have agreed that Lilly shall receive exclusive license to Commercialize the Life Cycle Planning Indications.

WHEREAS, in consideration for Hutchison’s increased share of Development costs and new detailing responsibilities, Lilly shall pay to Hutchison an increased royalty and approval milestones under the Agreement subject to the terms below in the Amendment.

WHEREAS, the Parties wish to memorialize in this Amendment a new division of responsibilities and payment obligations under the Agreement.

“[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.”

Agreement

NOW, THEREFORE, in consideration of the mutual covenants contained in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1                               Definitions

Any capitalized term not separately defined in this Amendment shall have the meaning ascribed to it in the Agreement.

2                               Modifications to the Agreement

2.1                     Article 1.53 of the Agreement- the definition of “Life Cycle Planning Indications” shall be deleted and replaced by the following:

1.53 “Life Cycle Planning Indication” means any indication that requires registration study with greater than or equal to 200 patients for a non-orphan, meaningful indication and that is not an Initial Indication for which one or more Parties elect to Develop a Product pursuant to this Agreement. For the avoidance of doubt, orphan drug indications would not qualify as Life Cycle Planning Indications.

2.2                     Article 1.79 of the Agreement — the definition of “Subsequent Development” shall be deleted and replaced by the following:

1.79 “Subsequent Development” means (a) any Development of a Product for an Initial Indication after such Product has achieved Positive POC for such Initial Indication or Lilly has elected to conduct Subsequent Development of a Product for such Initial Indication pursuant to Article 3.4(a)(iii), including the conduct of post-proof of concept studies for such Product for such Initial Indication and (b) all Development of any Product for a Life Cycle Planning Indication that the Parties may approve for Development pursuant to this Agreement or that Hutchison may approve pursuant to Article 2.3(d)(i).

2.3                     Article 1.80 of the Agreement — the definition of “Subsequent Development Costs” shall be deleted and replaced by the following:

1.80 “Subsequent Development Costs” means any Development Costs specifically identifiable or allocable to the Subsequent Development of a Product, other than Development Costs associated with Development of a Life Cycle Product in the Life Cycle Planning Indication that Hutchison decides to pursue in accordance with Articles 3.4(f)(A) and 3.4(g)(X).

2.3                     The following additional definitions shall be added as Article 1.86 of the Agreement:

1.86  Additional Definitions.

(i)            [**] shall have the meaning set forth in Article 4.1(b)(i).

“[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.”

(ii)          “Service Territory” shall mean those provinces of mainland People’s Republic of China for which Hutchison shall be responsible for P&D Services for Products pursuant to Article 4.1(b).

(iii)         “Hutchison Territorial Extension A” and “Hutchison Territorial Extension B” (collectively, the “Hutchison Territorial Extensions”) shall have the meanings set forth in Article 4.1(b)(i).

(iv)     “Initial Commercialization Period” shall mean that period of time after the First Commercial Sale of a Product in the Territory ending upon the receipt of the first Regulatory Approval for a Life Cycle Product in Life Cycle Planning Indication in the Territory.

(v)     “Life Cycle Product” shall mean a Product Developed by or on behalf of Hutchison for a Life Cycle Planning Indication in accordance with Articles 3.4(f)(A) and 3.4(g)(X) and for which Regulatory Approval has been obtained for such Product in such Life Cycle Planning Indication.

(vi)        “Lilly Territory” shall mean Hong Kong and the provinces of mainland People’s Republic of China that are not designated for Hutchison’s P&D Services pursuant to Article 4.1(b).

(vii)       “P&D Services” shall mean activities for local marketing subject to the overall Commercialization strategy for Products in the Territory in accordance with Article 4.1(b)(iv), which includes organizing standalone or support with third party local or regional educational or academic events or best practice sharing sessions for hospitals, detailing activities, patient and healthcare personnel education, hospital listing, providing recommendations of key opinion leaders and/or physicians to attend any national marketing/medical related events organized by Lilly, providing demand forecast to Lilly for distributor management, providing list of targeted hospitals, providing local distributor recommendations if existing distributors cannot meet business needs, and assisting Lilly in communications with hospitals, within the Service Territory. For the purposes of this definition, any recommendations provided by Hutchison shall be considered by Lilly and addressed consistent with the Commercialization strategy set by Lilly.

For the avoidance of doubt, “P&D Services” does not include selling and booking sales, invoicing and collecting payments, determining pricing strategy or decision, bidding, distribution, including distribution strategy, distributor selection, daily distribution management (such as inventory, accounts receivable, contract, etc.), Products shipment to distributors, overall Commercialization strategy and promotional materials (design, production and field force training).

(viii)      “2018 Services and Demand Realization Agreement” shall mean the agreement relating to sales in the SOTC Areas (as defined therein) entered into between Lilly Trading Company Limited, Lilly, Hutchison and the Hutchison Guarantor on December 18, 2018.

“[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.”

2.4                     Article 2.1(a) of the Agreement — Scope shall be deleted and replaced by the following:

(a)      Scope.

Pursuant to and subject to the terms of this Agreement, the Parties agree to collaborate with respect to the Development of the Product in the Field with the goal of obtaining Regulatory Approval for Product(s) in the Field in the Territory for Manufacturing and Commercialization. Lilly will have rights to Commercialize the Products in the Field in the Territory pursuant to this Agreement, as further set forth in Article 4 and subject to P&D Services for the Products Hutchison performs, in exchange for fees, royalties and milestone payments to be made to Hutchison as described in Article 7. Responsibility for Manufacture of Clinical Materials and commercial quantities of Product shall be as detailed in Article 5.

2.5                     Article 2.2(d) of the Agreement — Dispute Resolution shall be deleted and replaced by the following:

(d)      Dispute Resolution.

Subject to the terms and conditions of this Agreement, if the JSC is unable to decide or resolve unanimously any matter properly presented to it for action within ten (10) Business Days, including as referred to the JSC by a subcommittee, at the written request of either Party, the issue shall be referred to senior management of each Party for resolution, who shall promptly meet and attempt in good faith to resolve such issue within thirty (30) days. If senior management cannot resolve such matter within the above-mentioned thirty (30) day period, then except for those matters set forth below, the matter shall be decided by mutual agreement of the then co-chairs of the JSC (such matters within the JSC’s jurisdiction and not subject to clause (i) or (ii) of this Article 2.2(d), “Mutual JSC Matters”). For clarity, any decision to develop a product that is not an Initial Product or to develop a Product for an indication that is not an Initial Indication shall not be a decision subject to one Party’s final decision-making authority pursuant to clause (i) or (ii) of this Article 2.2(d) and shall require the mutual consent of the Parties, except for Hutchison’s sole decision-making authority with respect to Development of a Product for a Life Cycle Planning Indication.

(i)           Hutchison shall have final decision-making authority for [**].

(ii)          Except as expressly set forth in this Agreement, Lilly will have the final decision-making authority for all other material Development decisions with respect to a Product if Lilly [**].

“[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.”

2.6       Article 3.4(f) of the Agreement shall be deleted and replaced with the following:

(f)          In addition to Hutchison’s right to pursue Development of a Product that has not achieved Positive POC pursuant to Article 3.4(b), (A) in the event Hutchison wishes to pursue a Life Cycle Planning Indication for a Product, it shall notify Lilly of this intention and may thereafter proceed with such development under this Agreement and (B) in the event Lilly wishes to pursue a Life Cycle Planning Indication for a Product, it shall notify Hutchison and submit to Hutchison an outline for a development plan (including a high-level budget) for such Life Cycle Planning Indication and all relevant information it believes, in good faith, to be reasonably necessary for Hutchison to elect whether or not to pursue such Life Cycle Planning Indication for such Product under this Agreement. In the event of clause (B) of this Article 3.4(f), Hutchison must elect, in writing to Lilly, within sixty (60) days of receiving this information, whether or not to proceed with such development under this Agreement.

2.7       Article 3.4(g) of the Agreement shall be deleted and replaced with the following:

(g)          If (X) Hutchison decides to pursue a Life Cycle Planning Indication for a Product pursuant to Article 3.4(f)(A), then (A) milestones will be paid pursuant to this Agreement for such Product for such Life Cycle Planning Indication pursuant to Article 7.2 (as described in Milestone Event #4), (B) Hutchison shall be responsible for all Development Costs for such Life Cycle Planning Indication, (C) Hutchison shall provide to the JSC an amendment to the Development Plan to include such Life Cycle Planning Indication and (D) Hutchison shall be responsible for all Development activities for such Life Cycle Planning Indication and (Y) if Hutchison decides to pursue a Life Cycle Planning Indication for a Product proposed by Lilly pursuant to Section 3.4(f)(B), (A) milestones will be paid pursuant to this Agreement for such Product for such Life Cycle Planning Indication pursuant to Article 7.2 (as described in Milestone Event #4), (B) all Development Costs for a Product for a Life Cycle Planning Indication shall be deemed Subsequent Development Costs, (C) the JSC shall, as a Mutual JSC Matter, generate and approve an amended Development Plan to include such Life Cycle Planning Indication and (D) Hutchison shall be responsible for all Development activities for such Product for such Life Cycle Planning Indication.

2.8       Article 4.1 of the Agreement — Overview shall be deleted and replaced with the following:

4.1 (a)        Initial Commercialization. Lilly shall have full responsibility and authority for all aspects of the Commercialization of Products in the Field in the Territory at its sole expense until a Triggering Event occurs. [**]

“[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.”

4.1 (b)         Commercialization Post [**]

(i)        Service Territory

Beginning upon [**] in the People’s Republic of China (but no later than [**]), the JSC shall, as a Mutual JSC Matter, designate a section in the People’s Republic of China to Hutchison where Hutchison shall be responsible for P&D Services for Products at Hutchison’s sole expense (“Service Territory”), and the Service Territory shall initially comprise, in terms of Net Sales of Products in the then-most recent four Calendar Quarters approximately 30% of the Net Sales of Products in all provinces of mainland People’s Republic of China in such Calendar Quarters, with all provinces being contiguous and containing at least one of Shanghai, Beijing and/or Guangzhou (“Baseline Service Territory”). The JSC shall further designate two sub-sections of the Lilly Territory, each contiguous with the Baseline Service Territory and each comprising, in terms of Net Sales of Products in the then-most recently ended Calendar Year, approximately 5% of the Net Sales of Products in all provinces of mainland People’s Republic of China in such Calendar Quarters (totalling 35% and 40%, respectively, when combined to the Service Territory), which may be added to the Service Territory pursuant to Article 4.1(b)(iii) below (one such sub-section to be designated “Hutchison Territorial Extension A”, and one sub-section to be designated “Hutchison Territorial Extension B”).

If the JSC is unable to decide or resolve unanimously the division and allocation of provinces of mainland People’s Republic of China as provided for in this Article 4.1(b)(i) within sixty (60) Business Days, then Article 14 shall apply.

“[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.”

(ii)       Transition Preparation

Starting three (3) months after [**] (“Transition Period”), Lilly shall begin to plan the transition of P&D Services for Products in the Service Territory to Hutchison, in the Field in the Service Territory, at each party’s sole expense; however, Hutchison will not provide P&D Services until the Triggering Event (as defined below). Notwithstanding the above both Lilly and Hutchison agree to use Commercially Reasonable Efforts to work together to ensure the Transition Period is as short as reasonably possible and no longer than three (3) months post Triggering Event.

(iii)      Triggering Events for the P&D Services

Only if and after [**] (“Triggering Event”), Hutchison shall provide P&D Services for Products in the Service Territory at its sole cost in exchange for the fee defined hereunder.

(A)  Upon the occurrence of the Triggering Event, Lilly shall transition activities under the P&D Services to Hutchison. Hutchison shall start to provide P&D Services on the Product in the Baseline Service Territory and shall take over the entire P&D Services entirely upon the expiration of the Transition Period.

(B)  Upon the occurrence of both the Triggering Event and the earlier of (i) [**] or (ii) [**], Lilly shall transition control of P&D Services for Products in Hutchison Territorial Extension A to Hutchison, such that Hutchison Territorial Extension A shall be included as part of the Service Territory no later than the date of the earlier of clause (i) and (ii) of this Section 4.1(b)(iii)(B).

(C)  Upon the occurrence of both the Triggering Event and the later of (i) [**] and (ii) [**], Lilly shall transition control of P&D Services for Products in Hutchison Territorial Extension B to Hutchison, such that Hutchison Territorial Extension B shall be included as part of the Service Territory no later than the date of the later of clause (i) and (ii) of this Section 4.1(b)(iii)(C).

“[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.”

(iv)      Service requirements

Hutchison shall use Commercially Reasonable Efforts to provide P&D Services for Products in the Service Territory, in compliance with the terms and conditions of the Agreement. The Parties will enter into a Compliance Agreement as referred to in Article 4.3(d) prior to Hutchison providing P&D Services for Products in the Service Territory. The Parties will begin good faith negotiations three (3) months after [**]. The Parties shall have executed the Compliance Agreement at least three months prior to the launch of the Life Cycle Planning Indication. Lilly shall retain full responsibility and authority for all Commercializaton activities that do not constitute P&D Services in the Service Territory, at its sole expense, and shall retain full responsibility and authority for all aspects of the Commercialization of Products in the Field (whether existing prior to or after [**], in the Territory but outside of the Service Territory, at its sole expense. For the avoidance of doubt, Lilly shall retain final decision-making authority for overall Commercialization strategy for Products in the Territory after consultation with Hutchison, and Hutchison’s performance of P&D Services for Products in the Service Territory shall be consistent with such Commercialization strategy and the decisions by Lilly relating to such Commercialization strategy.

In the Service Territory, Lilly shall be responsible for making decisions on the tenders to the hospitals and will work in good faith with Hutchison in the joint preparation and execution of such tenders to ensure a successful outcome. Hutchison shall submit tenders in its own name if Lilly so requests.

Lilly shall be responsible for preparing the promotional materials (design, production and field force training) and will provide reasonable quantities of such promotional materials to Hutchison for the purposes of performing the P&D Services.

2.7       Article 5.2 (a) General Product Responsibilities of Lilly. Article 5.2 (a) of the Agreement shall remain unchanged and the following shall be inserted at the end of the paragraph:

Notwithstanding anything to the contrary in the above, following the Triggering Event, Hutchison shall be responsible for the P&D Services to the extent that such activities have been transitioned to Hutchison by Lilly.

2.9       Article 5.2 (b) General Product Responsibilities of Hutchison. Article 5.2 (b) of the Agreement shall remain unchanged and the following shall be inserted at the end of the paragraph:

In addition to the responsibilities of the preceding sentence, following the Triggering Event, Hutchison shall be, as between the Parties, further responsible for the performance of P&D Services for Products in the Service Territory to the extent that such activities have been transitioned to Hutchison by Lilly.

2.10     Article 5.7(d) of the Agreement shall be added as the following:

5.7(d)    Hutchison covenants and undertakes to provide P&D Services for the Products in the Service Territory as follows:

1)      provide the P&D Services in compliance with the Applicable Laws and this Agreement;

“[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.”

2)      provide the P&D Services efficiently with the optimum use of all resources which does not prejudice the lawful and professional provision of the P&D Services;

3)      use commercially reasonable efforts to ensure that the P&D Services are performed by personnel who possess the relevant qualifications, skills, knowledge and experience to undertake their tasks in a professional and competent manner;

4)      allocate commercially reasonable resources to provide the P&D Services;

5)      comply with any reasonable instruction in relation to the P&D Services issued by Lilly;

6)      provide such reasonable co-operation and information in relation to the P&D Services to such of the other suppliers of Lilly as Lilly may reasonably require for the purposes of enabling any such suppliers to perform services in relation to the Product for Hutchison; and

7)      undertake to take such other lawful actions as agreed by the Parties under this Agreement.

2.11     Article 6.1 of the Agreement — Hutchison Responsibilities shall be deleted and replaced with the following:

6.1    Hutchison Responsibilities.

Hutchison will be responsible for all regulatory activities [**]. Following [**] in the People’s Republic of China, Hutchison will be responsible for all P&D Services for the Products in the Service Territory. [**]

2.12     Article 6.2 of the Agreement — Lilly Responsibilities shall be deleted and replaced with the following:

6.2    Lilly Responsibilities.

Prior to [**] in the People’s Republic of China, Lilly will be responsible for all Commercialization activities for the Products [**] except for the activities which Hutchison shall be responsible for in the SOTC Areas as set forth in the 2018 Services and Demand Realization Agreement. Following [**] in the People’s Republic of China, Lilly will be responsible for all Commercialization activities for the Products in the Lilly Territory, and will be responsible for all Commercialization activities that do not constitute P&D Services for the Products in the Service Territory, except for the activities which Hutchison shall be responsible for in the SOTC Areas as set forth in the 2018 Services and Demand Realization Agreement. [**] Hutchison shall ensure its P&D Services are carried out in accordance with and in compliance with this Agreement and Regulatory Approvals and Applicable Laws. [**]

“[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.”

2.13     Article 6.6 of the Agreement — Regulatory Obligations shall be deleted and replaced with the following:

6.6    Regulatory Obligations.

Except as otherwise provided in Article 2.2, above, and this Article 6, Hutchison shall be responsible for the regulatory strategy, including strategy for filings and label content, in consultation with Lilly, including commercial input. Hutchison shall be solely responsible for all regulatory activities in connection with seeking Regulatory Approvals in the Territory, including communicating and preparing and filing all reports with the Regulatory Authorities. [**]

2.14     Article 7.2 of the Agreement — Development Milestone Payments shall be deleted and replaced with the following:

7.2    Development Milestone Payments.

Lilly shall pay to Hutchison the Development milestone payments listed below as follows: (i) within thirty (30) days of the earlier of the date of FTO Submission and Lilly’s election not to terminate this Agreement pursuant to Article 7.1(c) if the relevant milestone event occurs before such earliest date; or (ii) within thirty (30) days of the milestone event if the relevant milestone event occurs after the date of FTO Submission or Lilly’s election not to terminate this Agreement pursuant to Article 7.1(c). Each milestone shall be payable only once upon the first occurrence of the described event for any Product.

“[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.”

Milestone Event	Milestone Payment
[**]	[**]
[**]	[**]
[**]	{**]
4. Regulatory Approval by the CFDA of Products for a Life Cycle Planning Indication

For the first Life Cycle Planning Indication: Twenty Million U.S. Dollars ($20,000,000) For the second Life Cycle Planning Indication: Twenty Million U.S. Dollars ($20,000,000) For the third Life Cycle Planning Indication: Twenty Million U.S. Dollars ($20,000,000) (no additional milestones for subsequent Life Cycle Planning Indications)

2.15     Article 7.3 of the Agreement — Product Earned Royalties shall be deleted and replaced with the following:

7.3    Product Earned Royalties.

(a)   Tiered Royalties for Initial Commercialization Period. During the Initial Commercialization Period, Lilly shall pay to Hutchison royalties on the annual Net Sales of all Products in the Territory in the amounts set forth below (all amounts are in U.S. Dollars).

“[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.”

Annual Product Net Sales (for all Products in the aggregate in the Territory)	Royalty Rate
[**]	[**]
[**]	[**]
[**]	[**]

The above tiered royalties are calculated such that the higher tiered royalties are only paid after the annual Net Sales exceed the top threshold of the previous tier. Attached as Exhibit F is an example of an annual Product royalty payment calculation.

(b)   Tiered Royalties following Initial Commercialization Period. Following the Initial Commercialization Period, Lilly shall pay to Hutchison royalties on the annual Net Sales of all Products in the Territory in the amounts set forth below (all amounts are in U.S. Dollars).

Annual Product Net Sales (for all Products in the aggregate in the Territory)	Royalty Rate
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

The above tiered royalties are calculated such that the higher tiered royalties are only paid after the annual Net Sales exceed the top threshold of the previous tier. Attached as Exhibit G is an example of an annual Product royalty payment calculation after the Initial Commercialization Period.

“[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.”

(c)   Fees for Hutchison’s P&D Services in the Service Territory. Following the Triggering Event, with respect to sales of Products made in the Service Territory, Lilly shall pay to Hutchison, on a Calendar Quarter basis as described below, the applicable fee based on the Net Sales of all Products in the Service Territory set forth below in consideration for Hutchison’s performance of P&D Services subject to Article 7.3 (d):

Percentage of Net Sales
[**]	[**]
[**]	[**]

During the Term, following the First Commercial Sale of a Product in the Service Territory, Lilly shall furnish to Hutchison a quarterly written report for the Calendar Quarter showing the number and description of Products sold in the Service Territory, Net Sales of Products sold during the reporting period and the applicable service fee payable to Hutchison under this Agreement. Reports shall be due on the sixtieth (60th) day following the close of each Calendar Quarter. Payments shown to have accrued by each report shall be due and payable on the date such report is due. Lilly shall keep complete and accurate records in sufficient detail to enable the fees payable under this Article 7.3(c) to be determined. For the avoidance of doubt, royalties shall be payable by Lilly to Hutchison pursuant to Article 7.3(a) or 7.3(b) in addition to any service fees payable to Hutchison under this Article 7.3(c).

(d)   Royalty Term. The earned royalties set forth in Articles 7.3(a), (b) and (c) shall be payable on a Product-by-Product and country-by-country basis for the longer of: [**]

“[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.”

2.16     Article 8.1(b) of the Agreement — Hutchison Retained Rights shall be deleted and replaced with the following:

(b) Hutchison Retained Rights.

Notwithstanding the rights granted to Lilly in Article 8.1(a), Hutchison retains the right to conduct Development activities assigned to Hutchison under the Development Plan and to Develop Life Cycle Products in Life Cycle Planning Indications in accordance with this Agreement.

2.17     Appendix 1 of this Amendment shall be added to the Agreement immediately following Exhibit F — Product Royalty Payment Example, and shall be titled Exhibit G — Product Royalty Payment Example (Post-Initial Commercialization Period).

2.18     Appendix 2 of this Amendment shall be added to the Agreement immediately following Exhibit G — Product Royalty Payment Example (Post-Initial Commercialization Period), and shall be titled Exhibit H — Service Fee Payment Example.

3          Counterparts

This Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall together be deemed to constitute one agreement. The Parties agree that execution of this Amendment by industry standard electronic signature software or by exchanging PDF signatures shall have the same legal force and effect as the exchange of original signatures, and that in any proceeding arising under or relating to this Amendment, each Party hereby waives any right to raise any defense or waiver based upon execution of this Amendment by means of such electronic signatures or maintenance of the executed Amendment electronically.

4.         Entire Agreement

This Amendment, together with the Agreement, as amended, constitutes the entire agreement between the Parties with respect to the subject matter of the Agreement. Unless otherwise expressly agreed by the Parties, the Agreement together with this Amendment supersedes all prior agreements, whether written or oral, with respect to the subject matter of the Agreement, as amended. The Parties hereby agree that subject to the modifications specifically stated in this Amendment, all terms and conditions of the Agreement, as amended, shall remain in full force and effect.

5.         Applicable Law and Litigation

It is hereby agreed by the Parties that the Article 15.5 of the Agreement shall apply to this Amendment mutatis mutandis.

[signature pages follow]

“[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.”

Each Party is signing this Amendment on the date stated below that Party’s signature.

HUTCHISON MEDIPHARMA LIMITED

By:	/s/ Christian Hogg

Name:	Christian Hogg

Title:	Director

LILLY (SHANGHAI) MANAGEMENT COMPANY LIMITED

By:	/s/ Eder Carlos Mattioli

Name:	Eder Carlos Mattioli

Title:	CFO, DEC 19, 2018

Solely for the purposes of Articles 7.11(a), 7.11(b) and 7.11(c) of the Agreement:

HUTCHISON CHINA MEDITECH LIMITED

By:	/s/ Christian Hogg

Name:	Christian Hogg

Title:	CEO

[Signature Page to Amendment to License Agreement]

“[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.”

APPENDIX 1

Exhibit G
Product Royalty Payment Example (Post-Initial Commercialization Period)

Example for illustration purposes only:

During the Term, following the Initial Commercialization Period, if Net Sales of Products in the prior Calendar Year in the Territory [**]:

Lilly shall pay, or cause to be paid, to Hutchison the following royalty payment for that Calendar Year based upon the agreed incremental sales tiers for Net Sales of Products in the Territory:

Incremental Sales Tiers	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

[**]

[**]

[**]

[**]

[**]

[**]

“[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.”

APPENDIX 2

Exhibit H
Service Fee Payment Example

Example for illustration purposes only:

During the Term, two years following [**], if Net Sales of Products in the prior Calendar Year in the Service Territory [**]:

Lilly shall pay, or cause to be paid, to Hutchison the applicable service fee, based on the Net Sales of Products in the Service Territory, for Hutchison’s P&D Services:

Timing	Service Fee
[**]	[**]
[**]	[**]

[**]

“[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.”